Exhibit 99.2

FORM OF
LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS
XTANT MEDICAL HOLDINGS, INC.

Subscription Rights to Purchase Shares Offered Pursuant to Subscription Rights Distributed to
Stockholders of Xtant Medical Holdings, Inc.

               , 2018

Dear Stockholder:

This letter is being distributed by Xtant Medical Holdings, Inc. (the “Company”) to all holders of record of shares of its common stock, $0.000001 par value per share (the “Common Stock”), as of 5:00 PM Eastern Time, on April 27, 2018 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of Common Stock (“Shares”).  The Subscription Rights and Shares are described in the prospectus dated                , 2018 (a copy of which accompanies this notice) (the “Prospectus”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to an aggregate of 1,137,515 Shares on the terms and subject to the conditions described in the Prospectus, at a subscription price of $7.20 per Share (the “Subscription Price”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on May 18, 2018 and ends at 5:00 PM Eastern Time, on June 18, 2018, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”).

As described in the Prospectus, holders will receive 0.0869816 Subscription Rights for each share of Common Stock owned on the Record Date, evidenced by non-transferable Subscription Rights statements (the “Subscription Rights Statements”). Each whole Subscription Right entitles the holder to purchase one (1) Share at the Subscription Price (the “Basic Subscription Right”). Subscription Rights may only be exercised in whole numbers, and we will not issue fractional shares. To the extent that the number of Subscription Rights that are distributed to you on the Record Date is not a whole number, the shares of Common Stock issuable upon exercise of the Subscription Rights will be rounded down to the nearest whole share for purposes of determining the number of shares of Common Stock for which you may subscribe.

Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional Shares that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Privilege”). If sufficient Shares are available, all Over-Subscription Privilege requests will be honored in full. If Over-Subscription Privilege requests for Shares exceed the remaining Shares available, the remaining Shares will be allocated pro-rata among holders who over-subscribe based on the number of shares of Common Stock owned on the Record Date by all holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any holder receiving a greater number of Shares than the holder subscribed for, then such holder will be allocated only the number of Shares for which the holder oversubscribed, and the remaining Shares will be allocated among all holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Shares have been allocated.

The Company will not issue fractional Shares. Fractional Shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole number of Shares. Any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Offering.

Enclosed are copies of the following documents:

1.	Prospectus

2.	Subscription Rights Statement

3.	Instructions As to Use of Subscription Rights Statements

4.	Notice of Important Tax Information

5.	A return envelope, addressed to Corporate Stock Transfer, Inc. (the “Subscription Agent”)

Your prompt attention is requested. To exercise your Subscription Rights, you should deliver the properly completed and signed Subscription Rights Statement, with payment of the Subscription Price in full for each Share subscribed for pursuant to the Basic Subscription Right and Over-Subscription Privilege, if applicable, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the properly completed and duly executed Subscription Rights Statement and full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

You cannot revoke the exercise of your Subscription Right. Subscription Rights not exercised at or prior to 5:00 PM Eastern Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO CG CAPITAL AT (877) 889-1972.